PRESS RELEASE

deltathree in Compliance With Nasdaq Marketplace Rule

New York, November 9, 2006 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of hosted Voice over Internet Protocol (VoIP) solutions worldwide announced today that the Company is currently in full compliance with Nasdaq Marketplace Rules.

On November 8, 2006, the Board of Directors of deltathree, Inc. (the “Company”) appointed Noam Bardin, the Company’s current Chairman of the Board, to fill a vacancy on the audit committee of the Board. The audit committee now has three members with this appointment of Mr. Bardin. As previously reported in a Current Report on Form 8-K filed on October 19, 2006, the Company was not in compliance with Marketplace Rule 4350(d)(2) of The Nasdaq Stock Market (“Nasdaq”) which requires an issuer’s audit committee to have at least three members, each of whom satisfy certain criteria. Mr. Bardin, as the third member of the audit committee, is an independent director and satisfies all of the criteria as prescribed by Nasdaq for service on the audit committee.

Nasdaq notified the Company that based on the information regarding Mr. Bardin it determined that the Company complies with the Nasdaq Rule regarding audit committee membership.

About deltathree

Founded in 1996, deltathree (NASDAQ: DDDC) is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions, and infrastructure. deltathree offers customers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting hundreds of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider and Reseller channel and the iConnectHere direct-to-consumer channel. deltathree offers a broad suite of private label VoIP products and services as well as a back-office platform for service providers, resellers, and corporate customers. Based on deltathree's customizable VoIP solutions, these customers can offer private label telecommunications to their own customer bases, under either their own brand name, a white-label brand, and/or the iConnectHere or deltathree brand name. At the same time, iConnectHere, deltathree's direct-to-consumer offering, provides award-winning VoIP products directly to consumers and small businesses online using the same primary platform.

For more information about deltathree, please visit our website: www.deltathree.com
Investor Relations Contact:	Media Relations Contact:
Erik Knettel	Lukas Brenowitz
The Global Consulting Group	deltathree, Inc.
Phone: (646) 284-9415	Phone: (212) 500-4836
eknettel@hfgcg.com	Lukas.brenowitz@deltathree.com